Exhibit 10(g)

WD-40 COMPANY

2007 STOCK INCENTIVE PLAN

DEFERRED PERFORMANCE UNIT AWARD GRANT NOTICE AND ACCEPTANCE

Maximum Number of DPU Shares:  The “Vest Quantity” Shown Above

Performance Measurement Year End:  August 31, 2016

Vesting Date:  August 31, 2016, Subject To Compensation Committee Certification of Performance Achievement

Settlement Date:  As Determined By the Compensation Committee at the Time of Certification of Performance Achievement, Pursuant To Paragraphs 3 and 5 of the FY 2016 Deferred Performance Unit Award Agreement Below

FY 2016 DEFERRED PERFORMANCE UNIT AWARD AGREEMENT

Pursuant to your Deferred Performance Unit Award Grant Notice and Acceptance (“Grant Notice”) and this Deferred Performance Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation, (the “Company”) has awarded to you Deferred Performance Units (“DPUs”) under the WD-40 Company 2007 Stock Incentive Plan (the “Plan”) with respect to the “Maximum  Number” of shares of the Company’s Common Stock indicated in your Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your DPUs are as follows:

1. Number of Shares.    Subject to the alternative vesting payment provisions of Paragraph 3 of this Agreement, the number of Shares to be issued to you upon settlement of your DPUs (your “DPU Shares”) as referenced in your Grant Notice will be determined under the performance vesting provisions in Paragraph 2 of this Agreement equal to a percentage (the “Applicable Percentage”) of the Maximum Number of DPU Shares set forth in your Grant Notice.  The Maximum Number of DPUs prior to performance vesting, or the resulting number of DPU Shares determined upon performance vesting, may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.

2. Performance Vesting.  Your DPUs vest following a performance measurement period of one year that is the current fiscal year of the Company (the “Measurement Year”).  Following the conclusion of the Measurement Year, the Committee shall meet, either at its regularly scheduled quarterly meeting or at a special meeting of the Committee called prior to the Company’s release of its annual earnings for the Measurement Year, to certify achievement of the performance measure set forth on Exhibit A attached hereto and determination of the Applicable Percentage of the Maximum Number of DPUs that will become vested (your “Vested DPUs”).   Your DPUs will be forfeited if your employment with the Company or a Subsidiary is terminated for any reason, including death, resignation or termination by the Company or a  Subsidiary (“Termination of Employment”) prior to August 31 of the Measurement Year.

3. Alternative Vesting Payment in Cash for International Participants.  If you are a resident of a jurisdiction other than the United States, the Committee may, as authorized under Sections 4(b) and 11(d) of the Plan, determine, at the time that the Committee certifies the performance vesting of your DPUs as provided for in Paragraph 2 above, that your Vested DPUs will be settled in cash in an amount equal to the number of Vested DPU Shares multiplied by the closing price of the Shares as of the date of such certification. In the event your Vested DPUs are settled in cash, the provisions of Paragraphs 4, 5, 6 and 9 of this Agreement shall not apply to your Vested DPUs.

4. Payment of Dividend Equivalents.  Until issuance of your DPU Shares, you shall be entitled to receive Dividend Equivalents with respect to your Vested DPUs, payable in cash as and when dividends are declared upon the Shares by the Company.  Dividend Equivalents may be accumulated by the Company but shall be paid no less often than annually.  Such Dividend Equivalents shall constitute additional ordinary compensation income for the year in which the Dividend Equivalents are paid.  Dividend Equivalents shall be paid with respect to your Vested DPUs  held as of the record date for the dividend declared upon the Shares by the Company, provided that you will not be deemed to hold Vested DPUs prior to the Committee’s certification of performance vesting as provided for in Paragraph 2 above.

5. Delivery of Shares upon Termination of Employment – 6 Month Delay.  Your Vested DPUs shall be settled solely in Shares upon Termination of Employment.  Subject to the provisions of Paragraphs 6  and 9  of this Agreement, DPU Shares shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) six (6) months following the day after the effective date of your Termination of Employment (the “Settlement Date”).  Issuance of the DPU Shares may not be accelerated or otherwise claimed by you for any reason other than following Termination of Employment.

6. Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, your DPU Shares may not be issued unless the DPU Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of your DPU Shares must also comply with other applicable laws and regulations governing your DPU Shares, and the issuance of your DPU Shares may be delayed if the Committee or the Board determines that such issuance would not be in material compliance with such laws and regulations.

7. Transferability.  Your DPUs are not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the DPU Shares, if any, payable as of the date of your death.

8. Agreement Not a Service Contract or Obligation to Continue Service.  This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time.  In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.

9. Satisfaction of Tax Withholding Obligations.

(a) At the time of the vesting of your DPUs as provided for in Paragraph 2 above, to the extent the Company or Subsidiary is required by law or applicable regulation to withhold and remit any tax on your behalf, whether representing payroll tax, income tax or other personal tax obligation, the Company or Subsidiary shall have the right to collect, directly from you or from other compensation amounts due to you from the Company or Subsidiary, amounts required to satisfy such tax withholding obligations.  To the extent permitted by law or applicable regulation, the Company or Subsidiary may satisfy such withholding obligations at such time after the end of the Measurement Year and within the same calendar year as may be administratively convenient, such as the date you receive other incentive cash compensation under the Company’s performance incentive compensation programs.

(b) At the time of issuance of your DPU Shares, to the extent required by law or applicable regulation, the Company shall withhold from the DPU Shares otherwise issuable to you, a number of whole Shares having a Fair Market Value as of the Settlement Date equal to the minimum amount of taxes required to be withheld by law.  The Fair Market Value of the withheld whole number of DPU Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company on your behalf.

(c) Your  DPU Shares may not be issued unless the tax withholding obligations of the Company or Subsidiary, if any, are satisfied.  Accordingly, the DPU Shares may not be issued within the time specified in Paragraph 5  above and the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for.  Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or Subsidiary the full amount due.

10. Notices.   Any notices provided for in the Plan or this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. Governing Plan Document.  This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement.  This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as specifically provided for herein, in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

END OF DEFERRED PERFORMANCE UNIT AGREEMENT

(Refer to DPU Award Grant Notice and Acceptance for Specific Grant Information)

EXHIBIT A

PERFORMANCE VESTING

In accordance with Paragraph 2 of the Deferred Performance Unit Award Agreement, the DPUs shall vest with respect to the Applicable Percentage of the Maximum Number of DPU Shares set forth in the following table,  based on relative achievement within an established performance measure range of the Company’s reported earnings before interest, income taxes,  depreciation and amortization computed on a consolidated basis (“Global EBITDA”), before deduction of the stock-based compensation expense for the Vested DPUs (“Adjusted Global EBITDA”) for the Measurement Year.

Adjusted Global EBITDA	Applicable Percentage
> $80,769,000	100%
$80,769,000	100%
$76,980,000	5%
< $76,980,000	0%
$76,780,000*	0%

* Implied zero percentage achievement level.

The Applicable Percentage will be determined on a straight line sliding scale from the implied zero percentage achievement level to the maximum 100% Applicable Percentage achievement level but the Applicable Percentage shall not be less than 5%.   For purposes of determining the Applicable Percentage,  the calculated percentage is to be rounded to the nearest tenth of one percent and rounded upward from the midpoint.    The number of Vested DPUs  is to be rounded to the nearest whole unit and rounded upward from the midpoint.

The Company’s Global EBITDA is to be determined in accordance with the Company’s then applicable Generally Accepted Accounting Principles (currently U.S. GAAP).